Exhibit 5.1

November 16, 2017

Board of Directors

Carlisle Companies Incorporated

16430 North Scottsdale Road, Suite 400

Scottsdale, Arizona 85254

Re:                             Registration Statement on Form S-3

File No. 333-221410

Ladies and Gentlemen:

We have acted as special counsel to Carlisle Companies Incorporated, a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated November 13, 2017, to the Prospectus, dated November 8, 2017, included in the Registration Statement on Form S-3 (File No. 333-221410) (the “Registration Statement”) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of $400,000,000 aggregate principal amount of its 3.500% Notes due 2024 and $600,000,000 aggregate principal amount of its 3.750% Notes due 2027 (the “2027 Notes” and together with the 2024 Notes, the “Notes”). The Notes are to be issued pursuant to the Indenture dated as of January 15, 1997 (the “Indenture”) between the Company and U.S. Bank National Association (as successor-in-interest to State Street Bank and Trust Corporation, as successor-in-interest to Fleet National Bank), as trustee (the “Trustee”), and a Board Resolution adopted on September 11, 2017 and the Action of Designated Officers dated November 16, 2017 authorizing the terms of the Notes pursuant to Section 301 of the Indenture. The Notes are to be sold pursuant to the Pricing Agreement dated November 13, 2017 (the “Pricing Agreement”) among the Company, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (the “Representatives”), relating to the Notes, which incorporates by reference the Underwriting Agreement dated November 13, 2017 (the “Underwriting Agreement”) among the Company and the Representatives.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Notes, when duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment of the consideration therefor specified in the Pricing Agreement, will constitute binding obligations of the Company.

Our opinion set forth above is subject to the following qualifications and exceptions:

(a)                                 the effects of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally;

(b)                                 the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law); in addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought;

(c)                                  limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy;

(d)                                 we express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination; and

(e)                                  we draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinion expressed above is limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP

GLT/EM